Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the attached Registration Statement (Form S-8) of Equity Office Properties Trust, pertaining to the registration of 20,000,000 Common Shares of Beneficial Interest in connection with the Equity Office Properties Trust 2003 Share Option and Share Incentive Plan, of our report dated February 5, 2003, except for Note 26 as to which the date is March 13, 2003, with respect to the consolidated financial statements and schedule of Equity Office Properties Trust included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
June 10, 2003